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                                                                      Exhibit 99

IMMEDIATE RELEASE

SAFEWAY INC.                                                      August 4, 1997
5918 Stoneridge Mall Road
Pleasanton, CA  94588-3229
Melissa Plaisance
(510) 467-3136


        SAFEWAY COMMENCES TENDER OFFER FOR $870.9 MILLION OF OUTSTANDING
                             PUBLIC DEBT SECURITIES

Safeway Inc. (NYSE: SWY) today commenced offers to purchase for cash all of the outstanding public debt securities listed below at purchase prices equal to the greater of (i) a fixed price or (ii) an amount based on a fixed spread over the yield to maturity of the applicable reference U.S. Treasury security on the second business day immediately preceding the expiration date of the offers. The aggregate principal amount of the outstanding debt which Safeway is offering to purchase is $870.9 million. The offers expire at 5:00 p.m., New York City time, on September 4, 1997, unless extended.

The company also is seeking consents from the registered holders of a majority in aggregate outstanding principal amount of each such series of public debt securities to certain proposed amendments to the indentures relating to the securities. Holders will be required to consent to the proposed amendments in order to tender their securities and will be required to tender their securities in order to consent to the proposed amendments.

Safeway intends to finance the purchase of securities in the offers with proceeds from a public offering of new debt securities, borrowings under its bank credit facility or commercial paper or a combination thereof.

In addition, Safeway today filed a shelf registration statement with the Securities and Exchange Commission for the registration of up to $1.0 billion of debt securities.

The refinancing of substantially all of the Company's outstanding public long-term debt is designed to reduce interest expense, extend long- term debt maturities and enhance Safeway's operating and financial flexibility.

The securities which are subject to the offers are as follows:

                                                      Minimum Price
                                                       (per $1,000      or    Fixed         Reference U.S.
                                                     principal amount)       Spread        Treasury Security
                                                     -----------------       ------        -----------------
9.35% Senior Subordinated Notes due 1999                 $1,041.00            14 bps      5.875% due 02/28/99
10.00% Senior Subordinated Notes due 2001                $1,118.00            17 bps      5.875% due 11/30/01
10.00% Senior Notes due 2002                             $1,139.00            18 bps      6.000% due 07/31/02
9.65% Senior Subordinated Debentures due 2004            $1,140.00            25 bps      5.875% due 02/15/04
9.30% Senior Secured Debentures due 2007                 $1,162.00            24 bps      6.625% due 05/15/07
9.875% Senior Subordinated Debentures due 2007           $1,197.00            32 bps      6.625% due 05/15/07

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Consummation of the offer for each series of securities is subject to a number of conditions, including the valid tender of at least a majority in aggregate outstanding principal amount of the securities of that series and the availability of financing sufficient to pay for all securities tendered pursuant to the offers.

The Dealer Managers for the offers and the Solicitation Agents for the consent solicitations are Goldman, Sachs & Co. and Smith Barney Inc. They can be reached at 800-828-3182 and 800-655-4811 respectively. In addition, MacKenzie Partners, Inc. is acting as our Information Agent and can be reached at 800-322-2885.

There can be no assurance that any or all of the elements of this refinancing plan will be consummated.

Safeway Inc. is the second largest food and drug retailer in North America based on sales. The Company operates 1,367 stores in the United States and Canada. The Company's common stock is traded on the New York Stock Exchange under the symbol SWY.

                                     ******

A registration statement relating to debt securities of the Company has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Any public offering of securities by Safeway will be made only by means of a prospectus. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                     -oOo-